Exhibit 99.1

Tesla Welcomes Linda Johnson Rice and James Murdoch as New Independent Directors to its Board

We would like to welcome Linda Johnson Rice, Chairman and Chief Executive Officer of Johnson Publishing Company (JPC), and James Murdoch, Chief Executive Officer of 21st Century Fox (21CF), to Tesla’s board of directors.

In addition to her role as Chairman and CEO of JPC and Fashion Fair Cosmetics, Linda is CEO of Ebony Media Operations and Chairman Emeritus of EBONY Media Holdings, the parent company for the EBONY and Jet brands. Linda has extensive corporate board experience, having previously served on the boards of a number of companies across a variety of industries, including Bausch & Lomb, Continental Bank, Quaker Oats, Dial Corporation, MoneyGram and Kimberly-Clark Corporation, and currently serving on the boards of Omnicom Group and Grubhub. Linda is a Trustee at the Art Institute of Chicago, President of the Chicago Public Library Board of Directors, Council Member of The Smithsonian’s National Museum of African American History and Culture, and board member of After School Matters and Northwestern Memorial Corporation.

Before becoming CEO of 21CF in 2015, James held a number of leadership roles at the company over a two-decade career. He previously served as its Co-Chief Operating Officer, Chairman and CEO for Europe and Asia, as well as Chairman of BSkyB, Sky Deutschland, and Sky Italia, the businesses that now comprise Sky plc. He also served as CEO of BSkyB and STAR, India’s entertainment leader. In addition to being a key driver of 21CF’s domestic and international expansion, James has been instrumental in the company’s robust social impact initiatives, including its decade-long leadership on environmental sustainability. James and his wife, Kathryn Murdoch, are founders of a family foundation, Quadrivium, which supports initiatives involving natural resources, science, civic life, childhood health, and equal opportunity.

We are excited to welcome Linda and James to the Tesla board.